UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2012

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, 15th FLOOR, SALT LAKE CITY, UTAH	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 8.01	Other Events

As of October 18, 2012, holders of the May 15, 2014 and November 16, 2015 series of Zions Bancorporation subordinated notes (CUSIP: 989701AL1 and 989701AM9, respectively), which are convertible into the Company’s Series A or Series C preferred stock, filed notice of their election to convert a combined $4.3 million principal amount of these notes into 166,880 depositary shares each representing a 1/40th interest in a share of the Company’s Series C preferred stock and 3,200 depositary shares each representing a 1/40th interest in a share of the Company’s Series A preferred stock. As a result of the elected conversions, the Company expects an additional 4,172 shares of Series C preferred stock and 80 shares of Series A preferred stock will be issued when the conversions close (on November 15th and November 16th 2012, respectively), unless the elections are revoked prior to that date.

The expected discount amortization attributable to the conversions (i.e. accelerated discount amortization) is approximately $1.1 million (pre-tax), which compares to the accelerated discount amortization for the third quarter 2012 conversions of $2.0 million (pre-tax). The fourth quarter 2012 conversion expense would result in net interest margin pressure of one basis point, using the average earning assets of the second quarter of 2012, which compares to actual conversion-related net interest margin pressure of two basis points in the third quarter of 2012. The after-tax cost associated with the second quarter 2012 conversion is expected to be $0.9 million.

Upon the close of the conversions noticed this quarter, the cumulative amount of subordinated notes converted since the debt was modified in June of 2009 to include the conversion feature will equal $752.1 million, of which approximately $751.3 million will have been converted into the Company’s depositary shares representing Series C preferred stock and $0.8 million will have been converted into depositary shares representing the Company’s Series A preferred stock, equaling 30,052,320 depositary shares of Series C preferred stock and 31,840 depositary shares of Series A preferred stock. In aggregate, 751,308 shares of Series C and 796 shares of Series A preferred stock will have been issued. The aggregate conversions are expected to constitute approximately 62.2% of the original $1.21 billion principal amount of the convertible subordinated notes; the $1.21 billion includes the December modification of $40 million of subordinated debt, as referenced in the Form 8-K filed January 5, 2010.

The expected remaining balance of convertible subordinated debt is $457.8 million (par value); it is expected that the unamortized discount on this debt will be approximately $149.3 million as of December 31, 2012.

The conversion dates for the convertible subordinated notes occur only on semi-annual interest payment dates. The next such dates are:

· March 15, 2013 for convertible 6.00% notes due on September 15, 2015;

· May 15, 2012 for convertible 5.65% notes due on May 15, 2014;

· May 16, 2012 for convertible 5.50% notes due on November 16, 2015.

Forward-Looking Information

Statements in this current report on Form 8-K that are based on other than historical data or that express the Company's expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events or determinations. Forward-looking statements involve uncertainties and actual results may differ from those presented in this press release. Factors that might cause such differences include changes in the amount of subordinated debt actually converted into depositary shares. Except as required by law, the Company specifically disclaims any obligation to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIONS BANCORPORATION

Date: October 19, 2012	By:	/s/ THOMAS E. LAURSEN
Name: Thomas E. Laursen
Title: EVP and General Counsel